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THIS ADDENDUM BIS TO THE DISTRIBUTION AGREEMENT ENTERED INTO ON 9 SEPTEMBER 2003 BETWEEN REMEDENT NV AND OMEGA PHARMA NV, AS AMENDED BY THE ADDENDUM DATED 24 SEPTEMBER 2003 is made on 4 February 2004 BETWEEN

(1)	REMEDENT NV, a corporation under the laws of Belgium, whose registered office is at 9831 Deurle, Xavier De Cocklaan 42 ("Remedent"):

hereby represented by Mr Guy De Vreese, Managing Director;

AND

(2)	OMEGA PHARMA NV, a corporation under the laws of Belgium, whose registered office is at 9810 Nazareth, Venecoweg 26 (the "Distributor" or "Omega Pharma");

hereby represented by Mr Mario Debel, special attorney-in-fact;

Remedent and Omega Pharma are jointly referred to as the "Parties", and individually as a "Party".

BACKGROUND

(A)

Remedent and Omega Pharma have entered into a distribution agreement, dated 9 September 2003 (the "Distribution Agreement"), as amended by the Addendum dated 24 September 2003 (the "Addendum"), in respect of the Product (as defined in the Distribution Agreement).

(B)	Parties wish to modify, supplement or specify certain terms and conditions of the Distribution Agreement, respectively the Addendum as explicitly set out in this Addendum BIS.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

The definitions and terms defined in the Distribution Agreement respectively the Addendum shall apply throughout this Addendum BIS unless otherwise defined herein or unless the contrary intention appears.

Parties explicitly agree that the clauses, terms, conditions and provisions of the Distribution Agreement, respectively the Addendum, that are not explicitly modified or supplemented by this Addendum BIS, remain unchanged and in full force.

1.2

Parties agree to modify the definitions of the following terms and agree that the modified terms and definitions shall apply throughout the Distribution Agreement, respectively the Addendum and the Addendum BIS, unless the context otherwise requires:

"Territory"	means Belgium, Luxemburg, the Netherlands, Spain, Portugal, Germany and the United Kingdom;

"Product"

means the product listed in schedule 1 (to the Addendum BIS), as manufactured by Remedent, bearing the trademark "CleverWhite", containing the formula and presented following the concept as set out in schedule 1, and such other products as may from time to time be agreed in writing by the Parties or as may be added, removed or varied pursuant to this Agreement.

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1.3

Parties explicitly agree to delete and remove the term "Expanded Territory" from the Distribution Agreement, respectively the Addendum. The removal of the term "Expanded Territory" shall apply throughout the Distribution Agreement, respectively the Addendum and the Addendum BIS. Consequently this means that for the purposes of the Distribution Agreement, respectively the Addendum, any reference to the term "Expanded Territory" shall have no further force and effect.

2.	APPOINTMENT

Parties agree to amend Clause 2 of the Distribution Agreement by entirely replacing said Clause with the text below:

"2.	APPOINTMENT

2.1

During the term of this Agreement, Remedent appoints Omega Pharma as its sole and exclusive distributor with the right to import, export, sell and distribute the Products, to the Market in the Territory and Omega Pharma hereby accepts this appointment.

Remedent shall refer all sales inquires for the Product from the Market in the Territory to Omega Pharma.

2.2

In the event that Remedent intends to market, sell and distribute other products which could be considered from a consumer's perspective as tooth whitening products and/or as similar in any way, to the Product (including but not limited to as regards the concept, formula and/or trademark), in the Territory, Omega Pharma will be offered a first right of refusal to sell and distribute such products under the same terms and conditions as set out in this Agreement, by executing an addendum to this Agreement. Omega Pharma shall inform Remedent of its decision within 45 days after having received Remedent's written notification of such products. These products will, as the case may be, be added to schedule 1.

In the event that Omega Pharma decides not to sell and distribute such products in the Territory, Remedent shall only be entitled to market, sell and/or distribute, or to grant any third party the rights to market, sell and/or distribute, such products in the Territory, (jointly referred to as the "Third Party Products"), provided that:

-

the elements of the marketing mix of the Third Party Products (e.g., but not limited to packaging, pricing, brand name, trademark, etc), and any modification thereto, have been approved in advance in writing by Omega Pharma, which approval shall not be unreasonably withheld;

-	the trademark and/or brand name of the Third Party Products shall not refer, in any way, directly or indirectly, to, nor bear the trademark and/or brand name "CleverWhite";
-

the name REMEDENT shall, in connection with the Third Party Products, only be used as an indication of the corporate identity, but shall, in no event, be used as the trademark and/or brand name of the Third Party Products; by way of a strictly limited exception, Parties however agree that for the professional dental market only (and for no other market and/or distribution channel), the name REMEDENT can be used as the trademark and/or brand name of the Third Party Products;

-

the third party shall be informed of the fact that Omega Pharma has the exclusive distribution rights in the Territory for any and all products bearing and/or referring to the trademark and/or brand name "CleverWhite".

In the event that a Third Party Product is the private label version of the Product, listed in Schedule 1 (of the Addendum BIS), Omega Pharma shall receive a commission fee

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of EUR 1.61 per such Third Party Product sold. Omega Pharma shall have the right, upon 5 days prior notice, to verify all Remedent's accounting documents relating to the sale and distribution of the such Third Party Products in order to determine the exact amount of such Third Party Products volumes and values sold.

For the avoidance of doubt, Parties clarify that during the term of this Agreement, any and all products bearing and/or referring to the trademark and/or brand name "CleverWhite" shall only by marketed, sold and distributed in the Territory through Omega Pharma, or through a company as directed by Omega Pharma.

2.3

Omega Pharma acknowledges that Remedent markets, sells and distributes only to dentists worldwide (through a distributor) at the date of the Agreement, REMEWHITE, a product, which is considered from a consumer's perspective to be a tooth whitening product. Omega Pharma confirms that Remedent may continue marketing, selling and distributing the current version of REMEWHITE worldwide to dentists only (and in no event to or through any other distribution channel).

Remedent explicitly undertakes that any modification of REMEWHITE and/or any new product and/or product line, which could be considered from a consumer's perspective to be similar in any way, to REMEWHITE (including but not limited to as regards the concept, formula and/or trademark), shall only be marketed, sold and distributed to dentists only (and in no event to or through any other distribution channel).

In the event that (i) Remedent intends to distribute and/or sell REMEWHITE in the Territory, through an exclusive distribution and/or an exclusive commission agreement with another distributor and/or agent than the existing distributors and/or agents for REMEWHITE, and/or (iii) Remedent intends to sell its rights on REMEWHITE in the Territory, Omega Pharma will be offered a first right of refusal to, sell and distribute REMEWHITE in the Territory under the same terms and conditions as set out in this Agreement, respectively acquire Remedent's rights on REMEWHITE in the Territory by executing an addendum to this Agreement. Omega Pharma shall inform Remedent of its decision within 25 days after having received Remedent's written notification hereof. These products will, as the case may be, be added to schedule 1.

For the avoidance of doubt, Parties clarify that in the event that Omega Pharma decides not to sell and distribute the REMEWHITE, products in the Territory, respectively acquire Remedent's rights on the REMEWHITE products, such REMEWHITE products shall only be marketed, sold, and/or distributed to dentists only and in no event to or through any other distribution channel.

2.4

Omega Pharma may appoint sub-distributors within the Territory, with Remedent's prior written consent, which shall not be unreasonably withheld. Remedent hereby explicitly confirms that Omega Pharma may appoint any other member of the Omega Pharma group as sub-distributor under the Agreement.

2.5

Distributor's relationship to Remedent under this Agreement, shall be solely that of buyer and seller, and nothing contained herein shall be construed as constituting the Parties as partners or join venture, or as constituting the Distributor or any dealer appointed by the Distributor, as a legal representative, employee or agent of Remedent.

3.	FORMULA

Remedent explicitly reconfirms and warrants that the Product is manufactured by Remedent in accordance with the Formula set out in schedule 1 to this Addendum BIS.

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For the avoidance of doubt and without prejudice to any of the warranties set out in the Distribution Agreement, and the Addendum, Remedent warrants to the Distributor (i) that there are no rights of third parties which would or might render the use of the Formula invalid, void or unlawful, (ii) that the Formula shall comply at all times, with all applicable legal and regulatory requirements in the Territory.

Remedent will indemnify and hold harmless the Distributor and keep the Distributor indemnified against all and any liabilities, costs and expenses, damages, claims or demands incurred by the Distributor in connection with any claims or allegations made against the Distributor relating to claims which arise from a breach of Remedent's warranties set out in the Distribution Agreement, the Addendum and the Addendum BIS.

Remedent shall provide the Distributor with the cosmetic file of the Product, and any update thereof. Remedent warrants that the cosmetic file will at all times comply with all applicable legal and regulatory requirements.

4.	TRADEMARKS

In addition to Clause 6 of the Distribution Agreement, Remedent confirms that the trademarks, trade names and/or patent notices, listed in Schedule 2 to this Addendum BIS, have been registered and/or filed for registration with the competent authorities.

5	MISCELLANEOUS

5.1	Any reference in the Distribution Agreement to Clause 2.3, must be read as a reference to Clause 2.4.

5.2

This Addendum BIS and the Schedules attached hereto form part of the Distribution Agreement and the Addendum. The clauses, terms, conditions, provisions and schedules of the Distribution Agreement and the Addendum that are not explicitly modified or supplemental by this Addendum BIS, remain unchanged and in full force.

5.3

If any restriction in this Addendum BIS is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification (which shall be made by the parties) as may be necessary to make it valid.

5.4

The nullity or non-applicability of any provision of this Addendum BIS shall not affect the validity or applicability of other material provisions of the Addendum BIS, which shall remain in full force and effect unless a Party is, as a result, deprived of the benefit it has or is entitled to expect under this Addendum BIS.

5.5

This Addendum BIS is governed by and shall be construed in accordance with the laws of Belgium. The Parties agree to submit to the exclusive jurisdiction of the courts of Gent for all purposes relating to this Addendum BIS.

This Addendum BIS has been signed in two counterparts, which is as many counterparts as the number of Parties to it, and each Party acknowledges receipt of one such counterpart.

Remedent	Omega Pharma

/s/	/s/

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